Exhibit 10.38

Oral Agreement to Extend Independent Contactor Agreement

On February 10, 2010, Goldrich Mining Company and Ted R. Sharp, CPA, and his consulting firm Sharp Executive Associates, orally agreed to extend the Independent Contactor Agreement dated March 1, 2006, retroactively to January 1, 2010 for a period until the Company can determine its success in securing financing for its 2010 mining and exploration season.  The parties recognize that the measure to which the Company is successful in its financing will determine the mining and exploration program that the Company may or may not be able to undertake for 2010, and therefore may significantly affect the pricing and terms of a longer term contract.

The agreement was approved by resolution of the board of directors of Goldrich Mining Company dated February 10, 2010.